PURCHASE AGREEMENT



     THIS PURCHASE AGREEMENT is entered into as of the 29th day of September, 2000 by and among FLEETBOSTON FINANCIAL CORPORATION, a Rhode Island corporation (formerly Fleet Financial Group, Inc.) ("FleetBoston"), WHITEHALL ASSOCIATES, L.P., a Delaware limited partnership ("Whitehall") and KKR PARTNERS II, L.P., a Delaware limited partnership ("KKR", and collectively with Whitehall, the "Partnerships").

                               WITNESSETH THAT:

     WHEREAS, FleetBoston, Fleet Banking Group, Inc. ("FBG") and the Partnerships entered into a Stock Purchase Agreement dated July 12, 1991, as amended by an Exchange Agreement (the "Exchange Agreement") dated as of December 31, 1995 (as amended, the "Stock Purchase Agreement"); and

     WHEREAS, FBG was merged into FleetBoston in 1996; and

     WHEREAS, pursuant to the Stock Purchase Agreement, FleetBoston issued to the Partnerships rights to purchase (the "Rights") an aggregate of 13,000,000 shares of FleetBoston's common stock, $.01 par value (the "Common Stock"), as adjusted to reflect a 2-for-1 stock split effected by FleetBoston in 1998 (the "Stock Split"); and

     WHEREAS, the Partnerships notified FleetBoston on September 13, 2000 of their intention to exercise the Rights and the value of the Rights was determined on such date; and

WHEREAS, FleetBoston has agreed to purchase, and the Partnerships have agreed to sell, the Rights in accordance with the terms and subject to the conditions set forth herein and in the Rights.

     NOW, THEREFORE, in consideration of the premises and the agreements herein contained and intending to be legally bound hereby, the parties hereby agree as follows:

     1. Purchase. Subject to the terms and conditions of this Agreement, FleetBoston hereby agrees to purchase, and the Partnerships hereby agree to sell, the Rights effective the date hereof.

     2. Purchase Price. The purchase price per Right (the "Purchase Price") shall be equal to (a) $42.72 less (b) $8.825, which represents the exercise price per Right after giving effect to the Stock Split. The aggregate Purchase Price for all of the Rights shall be equal to $440,635,000. The Purchase Price shall be paid by wire transfer of

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immediately available funds to an account or accounts previously specified by the Partnerships in writing to FleetBoston.

     3. Delivery of Rights Certificates. The Rights Certificates shall be delivered to Geoffrey Etherington, III, Esq., Edwards & Angell, LLP, 750 Lexington Avenue, New York, New York 10022 and shall be held in escrow until verbal confirmation from the Partnerships or their counsel that the wire transfer of the Purchase Price has been received.

     4.   Representations and Warranties.

          (a) FleetBoston hereby represents and warrants to the Partnerships that (i) it has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby; (ii) the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action; (iii) this Agreement has been duly and validly executed and delivered, and constitutes the valid and binding obligation of FleetBoston, enforceable against it in accordance with its terms, except as (A) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (B) the enforceability of equitable remedies may be limited by equitable principles of general applicability; (iv) the execution, delivery and performance of this Agreement, the consummation of the transactions by FleetBoston contemplated hereby and the compliance by FleetBoston with any of the provisions hereof will not conflict with, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, (1) any provision of the articles of incorporation or by-laws of FleetBoston or (2)(x) any mortgage, note, indenture, deed of trust, lease, loan agreement or other agreement or instrument, or (y) any permit, concession, grant, franchise, license, judgment, order, decree, ruling, injunction, statute, law, ordinance, rule or regulation, in the case of (x) or (y), applicable to FleetBoston or its properties or assets, except for such conflicts, violations, breaches, defaults, terminations and accelerations which do not have, or could not be reasonably expected to have, a Material Adverse Effect (as defined in the Stock Purchase Agreement); and
(v) no consent, approval, order or filing with any governmental authority is required in connection with the execution, delivery and performance of this Agreement by FleetBoston and the consummation of the transactions by FleetBoston hereunder.

         (b) Each Partnership hereby represents and warrants to FleetBoston that (i) it has full partnership power and authority to enter into this Agreement and to consummate the transactions contemplated hereby; (ii) the execution, delivery and performance of this Agreement by each of the Partnerships has been duly authorized by all necessary partnership action;
(iii) this Agreement has been duly and validly executed and delivered by the

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Partnerships, and constitutes the valid and binding obligation of the
Partnerships, enforceable against each of them in accordance with its terms, except as (A) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (B) the enforceability of equitable remedies may be limited by equitable principles of general applicability; (iv) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and the compliance by the Partnerships with any of the provisions hereof will not conflict with, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (1) any organizational document of the Partnerships or the General Partner (as defined in the Stock Purchase Agreement) or (2) any mortgage, note, indenture, deed of trust, lease, loan agreement or other agreement or instrument of the Partnerships or the General Partner or any permit, concession, grant, franchise, license, judgment, order, decree, ruling, injunction, statute, law, ordinance, rule or regulation applicable to the Partnerships or the General Partner or their respective properties other than any such conflict, violation, breach or default under clause (2) which will not materially and adversely affect the consummation of the transactions contemplated hereby; (v) no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority is required on the part of the Partnerships or the General Partner in connection with the execution, delivery and performance of this Agreement by the Partnerships and the consummation of the transactions by the Partnerships hereunder; (vi) the Partnerships are the owners of the Rights, free and clear of any and all encumbrance, right of first refusal, right of first offer, escrow provision or arrangement, mortgage, pledge, lien, charge or other security interest of any kind whatsoever ("Liens"); and (vii) upon consummation of the transactions contemplated by this Agreement, FleetBoston will own the Rights free and clear of all Liens (other than any Liens created or incurred by FleetBoston).

         5.      Miscellaneous.

         (a) Notices. All notices and other communications hereunder shall be in writing and delivered in accordance with the provisions of the Stock Purchase Agreement.

         (b) Entire Agreement; Amendments. This Agreement, the Rights Certificates and the documents described herein and therein or attached or delivered pursuant hereto or thereto set forth the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement. Any provision of this Agreement may be amended or modified in whole or in part at any time by an agreement in writing among the parties hereto executed in the same manner as this Agreement. No failure on the part



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of any party to exercise, and no delay in exercising, any right shall operate as a waiver thereof nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right.

         (c)     Confirmation of Prior Agreements.   The parties hereby
confirm that the Stock Purchase Agreement and Exchange Agreement shall remain in full force and effect except that upon delivery of and payment by FleetBoston for the Rights as provided herein, all provisions of the Stock Purchase Agreement and the other agreements referred to therein relating to the Rights shall terminate and be of no further force or effect.

         (d) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same document.

         (e) Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Rhode Island applicable to contracts made and to be performed wholly within that State.

         (f) Public Announcements. Subject to each party's disclosure obligations imposed by law and the confidentiality provisions contained in the Stock Purchase Agreement, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated hereby, and no party hereto will make any news release or disclosure without first consulting with each other party hereto.

         (g) Expenses. Each party hereto shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and expenses of its financial advisors, accountants and counsel.

         (h) Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, FleetBoston's successors and assigns and each Partnership's successors and assigns. The provisions hereof shall also inure to the benefit of each limited and general partner of the Partnerships.

         (i) Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

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         IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto by their respective duly authorized officers, all as of the date first above written.
                                 FLEETBOSTON FINANCIAL CORPORATION


                                 By:______________________________
                                    Name:
                                    Title:

                                 KKR PARTNERS II, L.P.

                                 By:  KKR ASSOCIATES, its General Partner


                                 By:_____________________________________
                                    Name:
                                    Title:


                                 WHITEHALL ASSOCIATES, L.P.

                                 By:  KKR ASSOCIATES, its General Partner



                                 By:___________________________________
                                    Name:
                                    Title: